Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioScrip, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-187336) on Form S-3, (No. 333‑201925) on Form S-4 and (Nos. 333‑198849, 333-107306, 333-107307, 333-123701, 333-123704, 333-150985, 333-165749, 333-176291, and 333-187679) on Form S-8 of BioScrip, Inc. and subsidiaries of our reports dated March 2, 2015, with respect to the consolidated balance sheet of BioScrip, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of BioScrip, Inc. and subsidiaries.

Our report dated March 2, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that BioScrip, Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of the material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to the establishment of accounts receivable related reserves and the timely recognition of bad debt expense, significant and unusual transactions, and general information technology controls have been identified and included in management’s assessment.

/s/ KPMG LLP

Minneapolis, Minnesota
March 2, 2015